SUBSIDIARIES OF BLYTH, INC.

Subsidiaries of the Registrant/U.S.	Other Names Under Which Subsidiary Does Business	State of Incorporation
1. Blyth Home Expressions, Inc.		Delaware
2. Blyth Direct Selling Holdings, Inc.		Delaware
3. Blyth Catalog and Internet Holdings, Inc.		Delaware
4. Blyth VSH Acquisition Corp.*		Delaware
5. BJI Corporation		Delaware
6. Candle Corporation of America (Delaware)		Delaware
7. KWA, Inc.		Minnesota
8. Candle Corporation of America		New York
9. Miles Kimball Company		Wisconsin
10. PartyLite Gifts, Inc.	PartyLite	Virginia
11. PartyLite Holding, Inc.		Delaware
12. PartyLite Worldwide, Inc.	PartyLite	Delaware
13. Purple Tree, Inc.		Delaware
14. ViSalus, Inc.*	ViSalus Sciences	Nevada
15. ViSalus Holdings, LLC*		Delaware

Subsidiaries of the Registrant/International	Country of Incorporation
17. Blyth Asia Limited	Hong Kong
18. Blyth Holding B.V.	Netherlands
19. Blyth HomeScents International UK Limited	United Kingdom
20. Blyth International BV	Netherlands
21. Blyth UK LLP	England
22. CF Seasons Canada Inc.	Canada
23. PartyLite A.p.S.	Denmark
24. PartyLite A.S.	Norway
25. PartyLite Europe Services GmbH	Germany
26. PartyLite Europe Technology GmbH	Germany
27. PartyLite Gifts, Ltd.	Canada
28. PartyLite GmbH	Germany
29. PartyLite Handelsgesellschaft m.b.H.	Austria
30. PartyLite Importaciones S.A. de C.V.	Mexico
31. PartyLite Manufacturing Limited	United Kingdom
32. Partylite Oy	Finland
33. PartyLite Pty Limited	Australia
34. PartyLite, S.A. de C.V.	Mexico
35. PartyLite SARL, Ltd.	Switzerland
36. PartyLite SARL	France
37. PartyLite s.p. z o.o.	Poland
38. PartyLite S.R.L.	Italy
39. PartyLite s.r.o.	Czech Republic
40. PartyLite Trading SA	Switzerland
41. PartyLite U.K., Ltd.	England
42. Servicios Administrativos PartyLite, S.A. de C.V.	Mexico
43. ViSalus Sciences Canada, Inc.	British Columbia
44. Vi (UK) Limited	United Kingdom
* Blyth VSH Acquistion Corp. holds an 80.9% interest in ViSalus, Inc. ViSalus Holdings, LLC is a wholly-owned subsidiary of ViSalus Inc.